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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                         PATRIOT NATIONAL BANCORP, INC.

     I. CORPORATE NAME. The name of the corporation is Patriot National Bancorp, Inc. (hereinafter the "Corporation"). The principal office of the Corporation shall be located in the City of Stamford, County of Fairfield and State of Connecticut.

                               II. CAPITAL STOCK.

           (a) The amount of the capital stock of the Corporation hereby authorized is 5,333,333 shares of common stock, par value Two Dollars ($2.00) per share.

           (b) In all elections of directors, the number of votes each holder of common stock may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by such holder of common stock. In all other matters, each holder of a share of Common Stock shall be entitled to one vote for each share held by such holder. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.

           (c) No shareholder of the Corporation shall by reason of his holding shares of capital stock of the Corporation have any preemptive or preferential rights to purchase or subscribe to any share of any class of stock of the Corporation, now or hereafter to be authorized, or to any obligation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors (the "Board"), in its discretion may from time to time determine and at such price as the Board may from time to time fix.

           (d) If a holder of common stock is entitled to fractional shares pursuant to preemptive rights, a stock dividend, consolidation or merger, reverse stock split or otherwise, the Corporation may: (i) issue fractional shares; or (ii) in lieu of the issuance of fractional shares, issue script or warrants entitling the holder to receive a full share upon surrendering enough script or warrants to equal a full share; (iii) if there is an established and active market in the Corporation's stock, make reasonable arrangements to provide the shareholder with an opportunity to realize a fair price through sale of the fraction, or purchase of the additional fraction required for a full share; (iv) remit the cash equivalent of the fraction to the shareholder; or (v) sell full shares representing all the fractions at public auction or to the highest bidder after having solicited and received sealed bids

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           from at least three licensed stock brokers and distribute the proceeds pro rata to shareholder who otherwise would be entitled to the fractional shares. The holder of a fractional share is entitled to exercise the rights for shareholder, including the right to vote, to receive dividends, and to participate in the assets of the Corporation upon liquidation, in proportion to the fractional interest. The holder of script or warrants is not entitled to any of these rights unless the script or warrants explicitly provide for such rights. The script or warrants may be subject to such additional conditions as: (y) that the script or warrants will become void if not exchanged for full shares before a specified date; and (z) that the shares for which the script or warrants are exchangeable may be sold at the option of the Corporation and the proceeds paid to scriptholders.

           (e) In the event at any time there is more than one class of capital stock, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval. If a proposed amendment would affect two or more classes in the same or a substantially similar, way, all the classes or series so affected, must vote together as a single voting group on the proposed amendment. In the event at any time there is more than one class of capital stock, (i) shares of the same class may be issued as a dividend on a pro rata basis and without consideration; and (ii) shares of another class may be issued as a share dividend in respect of class of stock if approved by a majority of the votes entitled to be cast by the class to be issued unless there are no outstanding shares of the class to be issued. Unless otherwise provided by the Board, the record date for determining shareholders entitled to a share dividend shall be the date the Board authorizes the share dividend.

     III. INITIAL REGISTERED OFFICE AND AGENT. The registered agent for the Corporation shall be Fred A. DeCaro, Jr., having a business address of 900 Summer Street, Stamford, Connecticut, 06904 and a residence address of 4 Sun Swept Drive, New Fairfield, Connecticut 06812.

     IV. INCORPORATOR. The sole incorporator of the Corporation is Robert W. Reeves, having a business address of c/o Cummings & Lockwood, 107 Elm Street, Stamford, Connecticut 06904.

     V. POWERS. The nature of the business to be transacted, and the purposes to be promoted, carried out or engaged in by the Corporation are the following activities:

           (a) To acquire, invest in, or hold stock in any subsidiary, where such act is permitted under the United States Bank Holding Company Act of 1956, 12 U.S.C. 1841, et. seq., as such statute may be amended from time to time, and to engage in any other enterprise or activity which may be lawfully conducted under said statute; and

           (b) To engage generally in any other business that may, in accordance with the above-named statute, lawfully be conducted and carried on by a Corporation organized under the Connecticut Business Corporation Act.

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     VI.   DIRECTOR LIABILITY. The personal liability to the Corporation or its shareholders of a person who is or was a director of the Corporation for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not involve a knowing and culpable violation of law by the director; enable the director or an associate, as defined in Section 33-840 or any similar successor provision of the Connecticut General Statutes, to receive an improper personal economic gain; show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation; constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or create liability under Sections 33-757 or 36a-58 of the Connecticut General Statutes, as they may be amended or replaced from time to time. This paragraph shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or modification of this paragraph or the adoption of any provision inconsistent herewith by the Board and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

     VII. INDEMNIFICATION. The Corporation shall, to the fullest extent permitted or required by Sections 33-770 through 33-778, inclusive, of the Connecticut General Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding the foregoing, in no event shall any director, officer or employee be indemnified against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Corporation. The personal liability of a director to the Corporation or its shareholders for monetary damages for breach of duty as a director is limited to an amount that is not greater than the compensation received by the director for serving the Corporation during the year of the violation if such breach does not
(a) involve a knowing and culpable violation of law by the director; (b) enable the director or an associate, as defined in Section 33-840 or any similar successor provision of the Connecticut General Statutes, to receive an improper personal economic gain; (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation; (d) constitute a sustained and unexcused patter of inattention that amounts to an abdication of the director's duty to the Corporation; or (e) create liability under Section 33-757 of the Connecticut General Statutes. No amendment or repeal of this Section VI, or the adoption of

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any provision inconsistent herewith, shall eliminate or reduce the effect of this Section VI in respect of any matter occurring, or any cause of action, suit or claim accruing or arising, prior to such amendment, repeal or adoption of a provision inconsistent with this Section VI.

     VIII. DIRECTORS; BYLAWS. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board, are hereby conferred upon the Board. In furtherance and not in limitation of that power, the Board shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation ("Bylaws"), subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board.

     The business, property and affairs of the Corporation shall be managed by and under the direction of the Board. The number of directors shall be not less than five (5) and not more than twenty-five (25) as fixed from time to time by the Board pursuant to the Corporation's Bylaws.

     The terms, classifications, qualifications, and election of the Board, and the method of filling vacancies thereon shall be as provided herein and in the Bylaws.

     The undersigned sole incorporator hereby declares, under the penalties of false statement, that the statements made in the foregoing Certificate are true.

     Dated at Stamford, Connecticut, this 16th day of June, 1999.

                                   /s/ ROBERT W. REEVES
                                   -------------------------------
                                   Robert W. Reeves
                                   Incorporator

     I, FRED A. DeCARO, JR., hereby consent to my appointment as the registered agent of the Corporation and agree to serve as such until duly removed or replaced.

                                   /s/ FRED A. DECARO, JR.
                                   -------------------------------
                                   Fred A. DeCaro, Jr.
                                   Registered Agent

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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         PATRIOT NATIONAL BANCORP, INC.

     The undersigned, being a duly authorized officer of Patriot National Bancorp, Inc., a corporation organized and existing under the laws of the State of Connecticut (the "Corporation"), does hereby certify:

FIRST: That Article II.(a) of the Corporation's Certificate of Incorporation be amended in its entirety to read as follows:

           "(a) The total number of shares of capital stock which the Corporation shall have the authority to issue is 31,000,000 shares, consisting of 30,000,000 shares of common stock, par value two dollars ($2.00) per share, and 1,000,000 shares of serial preferred stock, without par value.

                  (1) Subject to all of the rights of the Preferred Stock, if any, and except as provided by law or in this Article II (or in any certificate of designations of any series of preferred stock):

                  (i) the holders of the common stock shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action;

                  (ii) dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors; and

                  (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

            (2) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article II, to provide by resolution for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Connecticut, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences

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     and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

           (i) The number of shares constituting that series and the distinctive designation of the series;

           (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

           (iii) Whether the shares of that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

           (iv) Whether the shares of that series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

           (v) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

           (vi) Whether the shares of that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts of such sinking fund;

           (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

           (viii) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of preferred stock shall be paid, or declared and set apart for payment, before any dividends shall be paid, or declared and set apart for payment, on the common stock with respect to the same dividend period.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

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SECOND:    That, pursuant to Section 33-800 of the Connecticut General Statutes,
           the amendment was duly adopted by the shareholders of the Corporation on June 15, 2004 at the Corporation's 2004 Annual Meeting of Shareholders with 1,575,870 shares of Common Stock, par value $2.00 per share (the "Common Stock"), cast in favor of the amendment, 140,476 shares cast against the amendment and 2,568 abstaining, such number of votes being sufficient for approval of such amendment. On the Record Date established for the Meeting, there were 2,428,607 shares of Common Stock outstanding and entitled to vote and 2,224,385 shares of Common Stock present in person or by proxy at the Meeting.

THIRD: That the amendment was duly adopted and approved by the Corporation's shareholders in the manner required by Sections 33-600 to 33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

FOURTH: That all other provisions of the Certificate of Incorporation are unchanged.

     IN WITNESS WHEREOF, the undersigned officer is authorized to execute this amendment.

Dated: July 16, 2004


                                     By:   /s/ Philip W. Wolford
                                        -----------------------------
                                           Name: Philip W. Wolford
                                           Title: COO & Secretary

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